Exhibit 99.1

     For immediate release:

Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and
Bank of Commerce Mortgage™
Announces Third Quarter Operating Results

REDDING, California, October 26, 2004/ PR Newswire — Bank of Commerce Holdings (NASDAQ: BOCH), a $428.5 million financial services holding company, parent company of Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage today announced operating results for the third quarter 2004. The Company also celebrates its twenty-second anniversary this day.

Bank of Commerce Holdings’ net income for the third quarter 2004 was $1,267,000 compared to $1,254,000 the third quarter 2003. Diluted earnings per share for the quarter was flat at $0.15 per compared to $0.15 per diluted share for the third quarter 2003. The Company reports earnings of $3,540,000 for the nine-month period ended September 30, 2004 up 15.5% from the $3,065,000 reported for the same nine-month period in 2003. Diluted earnings per share for the nine-month period 2004 was $0.42 compared with $0.37 for the same period in 2003, a 13.5% increase.

The increase in earnings is primarily attributed to the volume of investment security and loan activity over the prior year, coupled with growth in core deposits and a reduction in cost of funds.

The net effect of the increase in volume of earning assets and decrease in yield on earning assets, resulted in an increase of $1,507,000 in net interest income for the nine-month period ended September 30, 2004 over the same period in 2003. Net interest margin increased 26 basis points to 4.41% from 4.15% for the same nine-month period a year ago. Yields on earning assets dropped to 5.47% compared with 5.52% a year ago. Funding costs have dropped to 1.36% from 1.69% a year ago.

The loan portfolio has had solid growth increasing 10.2% or $28.3 million since December 31, 2003. Loan growth is funded from liquidity sources including increases in core deposit relationships and short-term Federal Home Loan Bank borrowings. Available-for-sale investment securities have increased 22.2% to $78.5 million compared with $64.2 million for the same period a year ago.

Bank of Commerce Holdings’ annualized return on average equity was 13.15% for the quarter ended September 30, 2004, compared to 14.51% for the quarter ended September 30, 2003. Return on average assets was 1.21% compared to 1.29% for the quarter ended September 30, 2003.

Provision for loan losses were $420,000 for the nine months ended September 30, 2004 compared with $415,000 for the same nine-month period of 2003. Redding Bank of Commerce’s allowance for loan losses was 1.20% of total loans at September 30, 2004 and 1.41% at September 30, 2003. Year-to-date net charge-offs were approximately $363,000.

The Company’s consolidated liquidity position remains adequate to meet expected short and long term future contingencies. At September 30, 2004, the Company had overnight investments of $12.2 million and available lines of credit of approximately $87.4 million. The available-for-sale security portfolio totaled $78.5 million at September 30, 2004.

Total shareholder equity increased from December 31, 2003 by $5.3 million to $35.8 million at September 30, 2004. The increase was a result of earnings of $3.5 million; $1.8 million from exercises of stock options and a decrease in accumulated other comprehensive income of approximately $41,000. On July 23, 2004, the Board of Directors declared a three for one stock split. All share and per share data have been restated to reflect the split. The Board of Directors authorized a $0.23 per share cash dividend paid to shareholders of record as of October 1, 2004 to be paid on October 22, 2004.

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982.

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. The forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive deposits.

•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Losses in the Company’s merchant credit card processing business.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk factors that may affect results”. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Bank of Commerce Holdings
Quarterly Financial Condition Data
(Amounts in Thousands, except per share amounts)
(Unaudited)

For the Quarter Ended

	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec 31, 2003	Sept 30, 2003
Cash and due from banks	$13,816	$14,461	$23,036	$23,844	$25,315
Federal funds sold and securities purchased under agreements to resell	12,155	15,155	10,125	8,195	23,380

Total Cash & Equivalents	25,971	29,616	33,161	32,039	48,695
Securities available-for-sale	78,475	74,257	55,634	70,034	64,238
Securities held to maturity, at cost	490	566	769	1,391	1,619
Loans, net of allowance for loan losses	306,531	287,886	288,651	278,204	278,028
Bank premises and equipment, net	5,589	5,700	5,693	5,813	5,652
Other assets	11,496	11,847	10,777	13,677	10,635

TOTAL ASSETS	$428,552	$409,872	$394,685	$401,158	$408,867

Liabilities:
Demand — noninterest bearing	$79,409	$73,067	$63,502	$71,222	$73,228
Demand — interest bearing	108,348	102,051	91,876	94,051	101,778
Savings	25,112	24,354	21,707	22,197	22,230
Certificates of deposit	139,104	132,640	139,067	140,069	144,627

Total deposits	351,973	332,112	316,152	327,539	341,863
Securities sold under agreements to repurchase	1,489	1,496	10,239	3,749	5,498
Federal Home Loan Bank borrowings	30,000	35,000	25,000	30,000	20,000
Other liabilities	4,266	3,964	6,012	4,359	7,301
Junior subordinated debt payable to subsidiary grantor trust	5,000	5,000	5,000	5,000	5,000

Total liabilities	392,728	377,572	362,403	370,647	379,662
Stockholders’ equity:
Common stock	10,714	9,745	9,734	9,540	8,952
Retained earnings	25,416	23,604	22,348	21,236	20,681
Accumulated other comprehensive income (loss), net	(306)	(1,049)	200	(265)	(428)

Total stockholders’ equity	35,824	32,300	32,282	30,511	29,205

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$428,552	$409,872	$394,685	$401,158	$408,867

Interest Income:
Net interest income	$4,269	$4,087	$3,925	$3,915	$3,734
Provision for loan losses	131	97	192	100	40

Net interest income after provision for loan losses	4,138	3,990	3,733	3,815	3,694
Noninterest Income:
Service charges	133	126	99	98	94
Merchant credit card service income, net	81	94	97	101	112
Net gain on sale of securities available-for-sale	0	0	0	0	12
Mortgage brokerage fee income	64	32	16	26	112
Other income	295	242	283	240	254

Total noninterest income	573	494	495	466	584
Noninterest Expense:
Salaries and related benefits	1,500	1,368	1,393	1,388	1,409
Net Occupancy and equipment expense	395	363	369	384	374
Professional service fees	177	296	146	105	161
Other expenses	569	613	556	521	515

Total noninterest expense	2,641	2,640	2,464	2,398	2,459
Income before income taxes	2,070	1,844	1,764	1,883	1,819
Provision for income taxes	803	683	652	766	565

Net Income	$1,267	$1,161	$1,112	$1,117	$1,254

For the Quarter Ended

Key Financial Information
(Unaudited)	Sept. 30, 2004	June 30, 2004	March 31, 2004	Dec 31, 2003	Sept 30, 2003
Net earnings per share — basic	$0.15	$0.14	$0.14	$0.14	$0.15
Net earnings per share — diluted	$0.15	$0.13	$0.13	$0.13	$0.15
Dividends per share	$0.23	$0.00	$0.00	$0.00	$0.65
Net Interest Margin	4.41%	4.43%	4.42%	4.42%	4.15%

Average Total Equity	$37,089	$36,922	$35,787	$34,339	$34,571
Return on Average Equity	13.15%	12.58%	14.45%	15.20%	14.51%
Average Assets	401,980	399,383	388,383	$389,393	$388,442
Return on Average Assets	1.21%	1.16%	1.15%	1.10%	1.29%
Efficiency Ratio	56.06%	58.88%	58.28%	56.00%	57.48%

Total Assets	$428,552	$409,872	$394,685	$401,158	$408,867
Loans, net of allowances	$306,531	$287,886	$288,651	$278,204	$278,028
Deposits	$351,973	$332,112	$316,152	$327,539	$341,863
Stockholders’ Equity	$35,824	$32,300	$32,282	$30,511	$29,205
Total shares outstanding	8,503	8,193	8,133	8,130	8,124
Book Value per share	$4.22	$3.94	$3.97	$3.75	$3.59

Loan to deposit ratio	87.09%	86.69%	92.53%	84.94%	81.33%
Non-performing assets to total assets	0.70%	0.83%	1.06%	1.16%	0.89%
Non-performing loans to total loans	1.11%	1.18%	1.43%	1.65%	1.29%
Allowance for loans losses to total loans	1.20%	1.24%	1.32%	1.30%	1.41%

Leverage capital	9.79%	9.71%	9.44%	9.10%	8.84%
Tier 1 risk based capital	11.91%	11.91%	11.18%	11.19%	11.11%
Total risk based capital	13.02%	13.03%	12.43%	12.44%	12.36%